UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2016

I.D. SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15087	22-3270799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Tice Boulevard, Woodcliff Lake, New Jersey		07677
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 996-9000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2016 (the “Grant Date”), the Compensation Committee (the “Committee”) of the Board of Directors of I.D. Systems, Inc. (the “Company”) approved the issuance of restricted shares of the Company’s common stock (“Common Stock”) to Kenneth Ehrman, the Chairman of the Board, Chief Executive Officer and President of the Company, Ned Mavrommatis, the Chief Financial Officer, Treasurer and Corporate Secretary of the Company, Michael Ehrman, the Chief Technology Officer of the Company, and Norman Ellis, the Chief Operating Officer of the Company (each, a “Grantee”), pursuant to the Company’s 2015 Equity Compensation Plan (the “2015 Plan”). Mr. Kenneth Ehrman was granted 30,000 restricted shares of Common Stock and each of Messrs. Mavrommatis, Michael Ehrman and Ellis was granted 15,000 restricted shares of Common Stock. Subject to the terms of a restricted stock award agreement and the 2015 Plan, each restricted stock grant vests as to 25% of such shares on each of the first, second, third and fourth anniversaries of the Grant Date, provided that the Grantee is employed by the Company on each such date.

On the Grant Date, the Committee also approved the issuance of options to purchase shares of Common Stock at an exercise price of $4.37 per share, which represents the closing price of the Common Stock on the Grant Date, to each Grantee pursuant to the Company’s 2007 Equity Compensation Plan, as amended. Mr. Kenneth Ehrman was granted options to purchase 60,000 shares of the Company’s Common Stock and each of Messrs. Mavrommatis, Michael Ehrman and Ellis was granted options to purchase 30,000 shares of Common Stock. Each option grant vests in equal increments over a four-year period commencing on the Grant Date, such that 25% of such options will vest on the first, second, third and fourth anniversaries of the Grant Date, in each case, provided that the Grantee is employed by the Company on such date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I.D. SYSTEMS, INC.

By:	/s/ Ned Mavrommatis
Name: Ned Mavrommatis
Title: Chief Financial Officer

Date: March 29, 2016